Exhibit 99.1

            PNA Group Chief Financial Officer to Retire in
                             January 2008


    ATLANTA--(BUSINESS WIRE)--December 6, 2007--PNA Group, Inc. ("PNAG") today announced that Christopher J. Moreton, Chief Financial Officer, will be retiring from the company on January 31, 2008. Mr. Moreton joined PNAG in 1999 as Chief Financial Officer from PNAG's then sister company, Amalgamated Metal Corporation, after a twenty-three year career there in various positions. Mr. Moreton was instrumental in the sale of PNAG to Platinum Equity in May 2006.

    Effective upon Mr. Moreton's retirement, William S. Johnson, Senior Vice President of Finance, will become the Chief Financial Officer of PNAG. Mr. Johnson has been Senior Vice President of Finance since April 2007. Prior to joining PNAG, Mr. Johnson served for eight years as Vice President, Chief Financial Officer and Secretary of Earle M. Jorgensen Company, a national steel service company, including during the company's tenure as a public company.

    PNAG is a leading national steel service center group that distributes steel products and provides value-added processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat roiled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.

    Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, PNA Group, Inc.'s future performance and liquidity, the steel service center industry, and PNA Group, Inc.'s beliefs and management's assumptions. Additional factors that could cause actual results to differ materially are discussed in PNA Group, Inc.'s filings with the Securities and Exchange Commission, including without limitation its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. PNA Group, Inc. does not undertake a duty to update any forward-looking statements in this press release.


    CONTACT: PNA Group, Inc.
             Chris Moreton, CFO, 770-641-6460
             or
             William Johnson, Sr. VP of Finance, 770-641-6460